Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: October 31, 2008
Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ Symbol: CACC
CREDIT ACCEPTANCE ANNOUNCES
THIRD QUARTER 2008 EARNINGS
Southfield, Michigan — October 31, 2008 — Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $20.7 million, or $0.67 per diluted share, for the three months ended September 30, 2008 compared to consolidated net income of $14.7 million, or $0.47 per diluted share, for the same period in 2007. For the nine months ended September 30, 2008 consolidated net income was $48.6 million, or $1.57 per diluted share, compared to consolidated net income of $42.4 million, or $1.36 per diluted share, for the same period in 2007.
Adjusted net income, a non-GAAP financial measure, for the three months ended September 30, 2008 was $22.3 million, or $0.72 per diluted share, compared to $15.8 million, or $0.51 per diluted share, for the same period in 2007. For the nine months ended September 30, 2008 adjusted net income was $59.2 million, or $1.91 per diluted share, compared to adjusted net income of $46.8 million, or $1.50 per diluted share, for the same period in 2007.
Refer to our Form 10-Q, filed today with the Securities and Exchange Commission and included on our website at creditacceptance.com, for a complete discussion of the results of operations and financial data for the three and nine months ended September 30, 2008.
Operating Results
Results for the three and nine months ended September 30, 2008, compared to the same periods in 2007, include the following:

	% Change
	Three Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2008
Consumer loan unit volume	26.9%	22.0%
Consumer loan dollar volume	27.5%	32.0%
Number of active dealer-partners	16.2%	19.2%
Average loans receivable balance, net	37.7%	35.0%

Loan Performance
The following table compares our forecast of consumer loan collection rates as of September 30, 2008, with the forecasts as of June 30, 2008, as of December 31, 2007, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
Loan Assignment	September 30,	June 30,	December 31,	Initial	June 30,	December 31,	Initial
Year	2008	2008	2007 (1)	Forecast	2008	2007	Forecast
1999	72.1%	72.1%	72.0%	73.6%	0.0%	0.1%	-1.5%
2000	72.5%	72.5%	72.4%	72.8%	0.0%	0.1%	-0.3%
2001	67.4%	67.4%	67.3%	70.4%	0.0%	0.1%	-3.0%
2002	70.4%	70.4%	70.6%	67.9%	0.0%	-0.2%	2.5%
2003	73.9%	74.0%	74.1%	72.0%	-0.1%	-0.2%	1.9%
2004	73.5%	73.5%	73.5%	73.0%	0.0%	0.0%	0.5%
2005	74.1%	74.1%	73.8%	74.0%	0.0%	0.3%	0.1%
2006	70.3%	70.2%	70.9%	71.4%	0.1%	-0.6%	-1.1%
2007	68.2%	68.2%	71.1%	70.7%	0.0%	-2.9%	-2.5%
2008	68.2%	69.0%	—	69.7%	-0.8%	—	-1.5%

(1)	These forecasted collection percentages differ from those previously reported in our Annual Report on Form 10-K for the year ended December 31, 2007 and our 2007 earnings release as they have been revised for a new methodology for forecasting future collections on loans that we implemented during the first quarter of 2008.
Both GAAP net income and adjusted net income, for the three and nine months ended September 30, 2008, were negatively impacted by a reduction in our forecasted collection rates during the second quarter of 2008. We forecast future loan cash flows by comparing loans in our current portfolio to historical loans with the same attributes. The attributes include both variables captured at loan origination like credit bureau data, application data, loan data and vehicle data as well as variables captured subsequent to loan origination such as collection and delinquency data. Our forecast as of March 31, 2008 assumed that loans within our current portfolio would produce similar collection rates as produced by historical loans with the same attributes. During the second quarter of 2008, we modified our forecasting methodology, which now assumes that loans originated in 2006, 2007 and 2008 will perform 100 to 300 basis points worse than historical loans with the same attributes.
During the third quarter, actual loan performance for 2007 and prior originations was consistent with our revised forecast. As a result, forecasted collection rates on 2007 and prior loans remained consistent with our forecasts for these same loans three months ago. Actual loan performance was slightly worse than expected for 2008 originations. As a result, the table above shows a decline in the forecasted collection rate for 2008 loans from 69.0% to 68.2%. The forecasted collection rate for 2008 loans as of September 30, 2008 includes both loans that were in our portfolio as of June 30, 2008 and loans received during the most recent quarter. The following table summarizes the change in our forecast for each of these segments:

	Forecasted Collection Percentage as of
	September 30,	June 30,
2008 Loan Assignment Period	2008	2008	Variance
January 1, 2008 through June 30, 2008	68.3%	69.0%	-0.7%
July 1, 2008 through September 30, 2008	68.0%	—	—
As a result of the current economic uncertainty, we are cautious about our forecasts of future collection percentages. However, we believe our current estimates are reasonable for the following reasons:
•	Our forecasts start with the assumption that loans in our current portfolio will perform like historical loans with similar attributes.

•	We reduced our forecasts during the second quarter on loans originated in 2006 through 2008 by 100 to 300 basis points based on recent trends and a concern about the worsening economic environment.

•	Actual loan performance during the third quarter was consistent with our forecast as of June 30, 2008 for loans originated in 2007 and prior periods.

•	Actual loan performance during the third quarter was slightly below our forecast as of June 30, 2008 for loans originated during the first six months of 2008, and our forecasted collection rate for these loans was reduced accordingly.

•	We have reduced the forecasted collection rate used at loan inception to price new loan originations. As of September 1, 2008, the forecasted collection rate used at loan inception is approximately 300 basis points lower than identical loans originated a year ago.

•	Our current forecasting methodology, when applied against historical data, produces a consistent result as the loans age.
If the economic environment continues to deteriorate, our loan collection rates may continue to decline. Knowing this, we set prices at loan inception to increase the likelihood of achieving an acceptable return on capital, even if collection results are worse than we currently forecast. A 100 basis point change in the collection rate impacts the after-tax return on capital by approximately 30 basis points for dealer loans, and approximately 65 basis points for purchased loans.
The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of September 30, 2008. Payments of dealer holdback and accelerated payments of dealer holdback are not included in the advance percentage paid to the dealer-partner. All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest). The table includes both dealer loans and purchased loans.

	As of September 30, 2008
	Forecasted			% of Forecast
Loan Assignment Year	Collection %	Advance %	Spread %	Realized
1999	72.1%	48.7%	23.4%	99.6%
2000	72.5%	47.9%	24.6%	99.2%
2001	67.4%	46.0%	21.4%	98.7%
2002	70.4%	42.2%	28.2%	98.3%
2003	73.9%	43.4%	30.5%	97.8%
2004	73.5%	44.0%	29.5%	96.7%
2005	74.1%	46.9%	27.2%	94.0%
2006	70.3%	46.6%	23.7%	78.5%
2007	68.2%	46.5%	21.7%	48.1%
2008	68.2%	44.9%	23.3%	15.1%
The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), and the spread (the forecasted collection rate less the advance rate) as of September 30, 2008 for purchased loans and dealer loans separately:

		Forecasted
	Loan Assignment Year	Collection %	Advance %	Spread %
Purchased loans	2007	68.0%	48.9%	19.1%
	2008	67.5%	47.2%	20.3%

Dealer loans	2007	68.2%	45.9%	22.3%
	2008	68.6%	43.7%	24.9%
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require the Company to pay dealer holdback. The increase in the spread between the forecasted collection rate and the advance rate occurred as a result of pricing changes implemented during the first nine months of 2008.

Loan Volume
The Company experienced strong demand for its product during the quarter. During 2008, the competitive environment has allowed the Company to reduce advance rates and maintain strong growth in unit volumes. The following table summarizes changes in loan volume and active dealer-partners during the most recent quarter:

	Three Months Ended September 30,
	2008	2007	% change
Consumer loan unit volume	27,636	21,784	26.9%
Active dealer-partners (1)	2,270	1,953	16.2%

Average volume per active dealer-partner	12.2	11.2	8.9%

Consumer loan unit volume from dealer-partners active both periods	18,393	17,293	6.4%
Dealer-partners active both periods	1,244	1,244	0.0%

Average volume per dealer-partners active both periods	14.8	13.9	6.4%

Consumer loan unit volume from new dealer-partners	1,792	1,190	50.6%
New active dealer-partners (2)	300	258	16.3%

Average volume per new active dealer-partners	6.0	4.6	30.4%

Attrition (3)	20.6%	19.5%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

(2)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the periods presented.

(3)	Attrition is measured according to the following formula: decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.
The increase in unit volume for the quarter resulted from increased volume per active dealer-partner as well as an increase in the number of active dealer-partners.
The following table summarizes consumer loan dollar growth in each of the last seven quarters compared with the same period in the previous year:

Year over Year
Growth in Consumer Loan Dollar Volume
Three Months Ended	% Change
March 31, 2007	41.1%
June 30, 2007	43.9%
September 30, 2007	2.2%
December 31, 2007	23.3%
March 31, 2008	28.5%
June 30, 2008	40.6%
September 30, 2008	27.5%
Unit volume and dollar volume grew at roughly the same rate during the third quarter of 2008 due to various pricing changes implemented at the end of the second quarter and in the third quarter of 2008 that have reduced the average loan size.

The following table summarizes key information regarding purchased loans:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
New purchased loan unit volume as a percentage of total unit volume	30.8%	25.5%	31.6%	14.0%

Net purchased loan receivable balance as a percentage of the total net receivable balance as of the end of the period	30.0%	12.1%	30.0%	12.1%
Access to Capital
Since the beginning of 2008, we have:
•	Expanded our bank line of credit to $153.5 million and renewed to June 2010

•	Renewed our $325.0 million warehouse facility to August 2009

•	Completed a $150.0 million asset-backed secured financing with an institutional investor

•	Completed a $50.0 million two-year revolving warehouse facility with another institutional investor

•	Renewed our $50.0 million residual credit facility to August 2009
Based on our available capital, we are targeting a 10% reduction in year-over-year consumer loan unit volume for the fourth quarter of 2008. Our target growth rate in 2009 will depend on our success in securing additional financing and renewing our existing debt facilities. If no additional capital is obtained, during the first six months of 2009, we expect to continue to target unit volumes that are approximately 10% lower than the prior year comparable period.
In August of 2009, our $325.0 million warehouse facility and our $50.0 million residual credit facility (collectively referred to as the “maturing facilities”) mature. If we are unsuccessful in renewing the maturing facilities, and alternative financing cannot be obtained, additional reductions in loan origination volumes will be required. Given current conditions in the credit markets, there can be no assurance that the maturing facilities will be renewed or that alternative financing will be obtained. In the event that the maturing facilities are not renewed, no further advances would be made under the maturing facilities. Assuming the Company continues to be in compliance with all debt covenants, the amount outstanding would be repaid over time as the collections on the loans securing the maturing facilities are received.
The following table summarizes targeted loan origination volumes under two scenarios: (1) the maturing facilities are renewed (or replaced) but no other additional capital is obtained during 2009; and (2) no additional capital is obtained during 2009 and the maturing facilities are not renewed.

	Estimated Loan Origination Volume for the Years Ended December 31,
		2009
		Assuming Maturing	Assuming Maturing
		Facilities are Renewed	Facilities are Not Renewed
(Dollars in thousands)	2008	(or Replaced)	(or Replaced)
Loan dollar volume	$800,000	$600,000	$550,000
Average loans receivable balance, net	$1,000,000	$1,100,000	$1,050,000

Adjusted Financial Results
Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine incentive compensation. The table below shows our results following adjustments to reflect non-GAAP accounting methods. These adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “License Fee Yield Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, adjusted operating expenses, and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.
Adjusted financial results for the three and nine months ended September 30, 2008, compared to the same periods in 2007, include the following:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(Dollars in thousands, except per share data)	2008	2007	% Change	2008	2007	% Change
Adjusted average capital	$1,031,581	$724,884	42.3%	$961,944	$687,604	39.9%
Adjusted net income	$22,260	$15,754	41.3%	$59,220	$46,786	26.6%
Adjusted interest expense after-tax	$7,081	$5,689	24.5%	$19,996	$16,870	18.5%
Adjusted net income plus interest expense after-tax	$29,341	$21,443	36.8%	$79,216	$63,656	24.4%
Adjusted return on capital	11.4%	11.8%	-3.4%	11.0%	12.3%	-10.6%
Cost of capital	6.5%	7.1%	-8.5%	6.5%	7.1%	-8.5%
Economic profit	$12,636	$8,606	46.8%	$32,466	$26,971	20.4%
GAAP diluted weighted average shares outstanding	31,024,455	31,139,612	-0.4%	30,994,466	31,228,893	-0.8%
Adjusted net income per diluted share	$0.72	$0.51	41.2%	$1.91	$1.50	27.3%
Economic profit increased 46.8% and 20.4% for the three and nine months ended September 30, 2008, respectively, as compared to the same periods in 2007. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.
For the three months ended September 30, 2008, adjusted average capital grew by 42.3% and adjusted return on capital declined from 11.8% to 11.4%. For the nine months ended September 30, 2008, adjusted average capital grew by 39.9% while the adjusted return on capital declined from 12.3% to 11.0%.
Although the return on capital is lower as compared to the prior year period, the return on capital improved during the third quarter of 2008 as compared to the second quarter of 2008. As we discussed in prior quarters, the decline in the return on capital experienced through the first quarter of 2008 was the result of lower yields produced by loans originated in 2006 and 2007 as a result of pricing reductions made during these periods in response to a difficult competitive environment. During the latter part of 2007 and during 2008, we increased prices which positively impacted the yield and return on capital of new originations. While the sequential improvement in the return on capital was less than it would have been had we not reduced our estimate of future loan collection rates during the second quarter of 2008, the return on capital improved to 11.4% during the quarter compared to 10.8% during the second quarter of 2008.

The following table shows adjusted revenue and adjusted operating expenses as a percentage of adjusted average capital and the percentage change in adjusted average capital for each of the last seven quarters, compared to the same periods in the prior year:

	Three Months Ended
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2008	2008	2008	2007	2007	2007	2007
Adjusted revenue as a percentage of adjusted average capital	28.9%	28.5%	30.7%	31.7%	32.5%	32.3%	35.7%

Adjusted operating expenses as a percentage of adjusted average capital	10.8%	11.3%	13.6%	14.7%	13.6%	13.6%	14.1%

Adjusted return on capital	11.4%	10.8%	10.7%	10.7%	11.8%	11.8%	13.5%

Percentage change in adjusted average capital compared to the same period in the prior year	42.3%	39.6%	37.5%	35.5%	34.2%	29.4%	20.8%

The following tables show how non-GAAP measures reconcile to GAAP measures. All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate. Amounts do not recalculate due to rounding.

	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2008	2007	% Change	2008	2007	% Change
Adjusted net income
GAAP net income	$20,657	$14,742	40.1%	$48,621	$42,432	14.6%
Floating yield adjustment (after-tax)	1,183	1,265		8,955	1,964
License fee yield adjustment (after-tax)	506	925		1,703	3,632
Gain from discontinued United Kingdom segment and other related items (after-tax)	(326)	(1,273)		(330)	(1,082)
Litigation	—	91		—	406
Interest expense related to interest rate swap agreement	(179)	—		(23)	—
Adjustment to record taxes at 37% (1)	419	4		294	(566)

Adjusted net income (1)	$22,260	$15,754	41.3%	$59,220	$46,786	26.6%

Adjusted net income per diluted share	$0.72	$0.51	41.2%	$1.91	$1.50	27.3%
Diluted weighted average shares outstanding	31,024,455	31,139,612	-0.4%	30,994,466	31,228,893	-0.8%

Adjusted average capital
GAAP average debt	$706,637	$477,930	47.9%	$659,193	$454,595	45.0%
GAAP average shareholders’ equity	308,990	243,922	26.7%	293,219	231,788	26.5%
Floating yield adjustment	18,002	8,348		12,135	7,669
License fee yield adjustment	(2,048)	(5,316)		(2,603)	(6,448)

Adjusted average capital	$1,031,581	$724,884	42.3%	$961,944	$687,604	39.9%

Adjusted return on capital
Adjusted net income	$22,260	$15,754		$59,220	$46,786
Adjusted interest expense after-tax	7,081	5,689		19,996	16,870

Adjusted net income plus interest expense after-tax	$29,341	$21,443	36.8%	$79,216	$63,656	24.4%

Adjusted return on capital (2)	11.4%	11.8%	-3.4%	11.0%	12.3%	-10.6%

Economic profit
Adjusted return on capital	11.4%	11.8%		11.0%	12.3%
Cost of capital (3)	6.5%	7.1%		6.5%	7.1%

Adjusted return on capital in excess of cost of capital	4.9%	4.7%		4.5%	5.2%
Adjusted average capital	$1,031,581	$724,884		$961,944	$687,604

Economic profit	$12,636	$8,606	46.8%	$32,466	$26,971	20.4%

(1)	In prior year reports, we adjusted income taxes by equalizing the tax rate between the two periods presented. Beginning in the first quarter of 2008, we changed our methodology to normalize the tax rate to 37%, as we estimate that to be our long term average effective tax rate. As a result of this change, the adjustment to income taxes and adjusted net income for the three and nine months ended September 30, 2007 differ from what was reported in the prior year.

(2)	Adjusted return on capital is defined as annualized adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(3)	The cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 — tax rate) x (the average 30 year treasury rate + 5% — pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)]. For the three months ended September 30, 2008 and 2007, the average 30 year treasury rate was 4.5% and 4.9%, respectively. The adjusted pre-tax average cost of debt was 6.4% and 7.6%, respectively. For the nine months ended September 30, 2008 and 2007, the average 30 year treasury rate was 4.5% and 4.9%, respectively. The adjusted pre-tax average cost of debt was 6.4% and 7.9%, respectively.

	Quarter Ended
	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
(Dollars in thousands)	2008	2008	2008	2007	2007	2007	2007
Adjusted net income
GAAP net income	$20,657	$10,344	$17,620	$12,481	$14,742	$12,331	$15,359
Floating yield adjustment (after-tax)	1,183	9,536	(1,765)	1,591	1,265	617	82
License fee yield adjustment (after-tax)	506	653	544	1,353	925	1,143	1,564
(Gain) loss from discontinued United Kingdom segment and other related items (after-tax)	(326)	35	(39)	(219)	(1,273)	164	27
Litigation	—	—	—	—	91	315	—
Interest expense related to interest rate swap agreement	(179)	(375)	532	302	—	—	—
Adjustment to record taxes at 37%	419	(2)	(123)	(643)	4	378	(948)

Adjusted net income	$22,260	$20,191	$16,769	$14,865	$15,754	$14,948	$16,084

Adjusted revenue
GAAP total revenue	$80,107	$75,005	$70,778	$63,232	$61,058	$58,286	$57,351
Floating yield adjustment	1,880	15,137	(2,800)	2,525	2,008	979	130
License fee yield adjustment	804	1,036	863	2,150	1,470	1,814	2,483
Provision for credit losses	(8,278)	(20,782)	(2,479)	(6,345)	(5,629)	(3,968)	(3,723)

Adjusted revenue	$74,513	$70,396	$66,362	$61,562	$58,907	$57,111	$56,241

Adjusted average capital
GAAP average debt	$706,637	$686,148	$584,794	$515,031	$477,930	$473,141	$412,715
GAAP average shareholders’ equity	308,990	295,771	274,897	256,838	243,922	233,465	217,977
Floating yield adjustment	18,002	9,326	9,076	9,784	8,348	8,073	6,587
License fee yield adjustment	(2,048)	(2,626)	(3,136)	(4,011)	(5,316)	(6,345)	(7,684)

Adjusted average capital	$1,031,581	$988,619	$865,631	$777,642	$724,884	$708,334	$629,595

Adjusted revenue as a percentage of adjusted average capital	28.9%	28.5%	30.7%	31.7%	32.5%	32.3%	35.7%

Adjusted return on capital
Adjusted net income	$22,260	$20,191	$16,769	$14,865	$15,754	$14,948	$16,084
Adjusted interest expense after-tax	7,081	6,602	6,313	5,928	5,689	5,960	5,221

Adjusted net income plus interest expense after-tax	$29,341	$26,793	$23,082	$20,793	$21,443	$20,908	$21,305

Adjusted return on capital (3)	11.4%	10.8%	10.7%	10.7%	11.8%	11.8%	13.5%

Adjusted operating expenses
GAAP salaries and wages	$16,766	$16,699	$17,740	$16,823	$13,620	$13,092	$11,861
GAAP general and administrative	6,975	6,627	7,124	6,729	7,266	7,359	5,917
GAAP sales and marketing	4,088	4,542	4,642	4,990	3,835	4,144	4,472
Litigation	—	—	—	—	(145)	(500)	—

Adjusted operating expenses	$27,829	$27,868	$29,506	$28,542	$24,576	$24,095	$22,250

Adjusted operating expenses as a percentage of adjusted average capital	10.8%	11.3%	13.6%	14.7%	13.6%	13.6%	14.1%

Percentage change in adjusted average capital compared to the same period in the prior year	42.3%	39.6%	37.5%	35.5%	34.2%	29.4%	20.8%

Floating Yield Adjustment
The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.
Finance charge revenue equals the cash inflows from our loan portfolio less cash outflows to acquire the loans. Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan. With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage. Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense. The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time. The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.
We believe floating yield earnings are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.
License Fee Yield Adjustment
The purpose of this adjustment is to make revenue from license fees comparable across time periods. In 2001, we began charging dealer-partners a monthly licensing fee for access to our internet-based Credit Approval Processing System, also known as CAPS.
Effective January 1, 2007, we implemented a change in the way these fees are charged designed to positively impact dealer-partner attrition. We continue to charge a monthly license fee of $599, but instead of collecting the fee in the current period, we collect it from future dealer holdback payments.
As a result of this change, (as of January 1, 2007) we record license fees on a GAAP basis as a yield adjustment, recognizing these fees as finance charge revenue over the term of the dealer loan because collection is dependent on the future cash flows of the loan. Previously, we had recorded the fee as license fee revenue in the month the fee was charged. The current GAAP treatment is more consistent with the cash economics of the business.
To allow for proper comparisons between periods, we make an adjustment to our financial results as though license fees had always been recorded as a yield adjustment. The license fee adjustment will become less significant in future periods. The license fee adjustment is projected to be $2.1 million, $0.8 million and $0.3 million in 2008, 2009 and 2010, respectively. The adjustment will be immaterial starting in 2011.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan”, “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2007, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:
•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to continue to access or renew funding sources and obtain capital on favorable terms needed to maintain and grow the business.

•	The conditions of the U.S. and international capital markets may adversely affect lenders the Company has relationships with, causing us to incur additional cost and reducing our sources of liquidity which may adversely affect our financial position, liquidity and results of operations.

•	Due to increased competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flow to service our outstanding debt and fund operations.

•	Requirements under credit facilities to meet financial and portfolio performance covenants.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•	The substantial regulation to which we are subject could result in potential liability.

•	Adverse changes in economic conditions, or in the automobile or finance industries or the non-prime consumer market, could adversely affect our financial position, liquidity and results of operations and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional personnel could adversely affect our ability to operate profitably.

•	Our inability to properly safeguard confidential consumer information.

•	Our operations could suffer from telecommunications or technology downtime or increased costs.

•	Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations.
Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our consumers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2008	2007	2008	2007
Revenue:
Finance charges	$75,617	$56,743	$210,119	$162,240
Other income	4,490	4,315	15,771	14,455

Total revenue	80,107	61,058	225,890	176,695

Costs and expenses:
Salaries and wages	16,766	13,620	51,205	38,573
General and administrative	6,975	7,266	20,726	20,542
Sales and marketing	4,088	3,835	13,272	12,451
Provision for credit losses	8,383	5,931	31,792	13,602
Interest	10,954	9,030	31,702	26,781
Other expense	2	16	59	74

Total costs and expenses	47,168	39,698	148,756	112,023

Operating income	32,939	21,360	77,134	64,672
Foreign currency (loss) gain	(2)	26	(15)	64

Income from continuing operations before provision for income taxes	32,937	21,386	77,119	64,736
Provision for income taxes	12,606	7,917	28,828	23,387

Income from continuing operations	20,331	13,469	48,291	41,349

Discontinued operations
Gain (loss) from discontinued United Kingdom operations	504	(9)	548	(280)
Provision (credit) for income taxes	178	(1,282)	218	(1,363)

Gain from discontinued operations	326	1,273	330	1,083

Net income	$20,657	$14,742	$48,621	$42,432

Net income per common share:
Basic	$0.68	$0.49	$1.61	$1.41

Diluted	$0.67	$0.47	$1.57	$1.36

Income from continuing operations per common share:
Basic	$0.67	$0.45	$1.60	$1.38

Diluted	$0.66	$0.43	$1.56	$1.32

Gain from discontinued operations per common share:
Basic	$0.01	$0.04	$0.01	$0.04

Diluted	$0.01	$0.04	$0.01	$0.03

Weighted average shares outstanding:
Basic	30,310,053	30,015,048	30,223,586	30,069,639
Diluted	31,024,455	31,139,612	30,994,466	31,228,893

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of
	September 30,	December 31,
	2008	2007
(Dollars in thousands, except per share data)	(Unaudited)
ASSETS:
Cash and cash equivalents	$934	$712
Restricted cash and cash equivalents	82,993	74,102
Restricted securities available for sale	3,933	3,290

Loans receivable (including $16,067 and $16,125 from affiliates as of September 30, 2008 and December 31, 2007, respectively)	1,155,591	944,698
Allowance for credit losses	(119,184)	(134,145)

Loans receivable, net	1,036,407	810,553

Property and equipment, net	21,550	20,124
Income taxes receivable	10,012	20,712
Other assets	14,527	12,689

Total Assets	$1,170,356	$942,182

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$79,845	$79,834
Line of credit	82,900	36,300
Secured financing	602,429	488,065
Mortgage note and capital lease obligations	6,608	7,765
Deferred income taxes, net	78,848	64,768

Total Liabilities	850,630	676,732

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 30,570,110 and 30,240,859 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	306	302
Paid-in capital	9,983	4,134
Retained earnings	309,622	261,001
Accumulated other comprehensive (loss) income, net of tax of $105 and $(7) at September 30, 2008 and December 31, 2007, respectively	(185)	13

Total Shareholders’ Equity	319,726	265,450

Total Liabilities and Shareholders’ Equity	$1,170,356	$942,182